SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

Delta Mutual, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-30563
(State or other jurisdiction of incorporation)	(Commission File Number)

14362 N. Frank Lloyd Wright Blvd., Suite 1103, Scottsdale, AZ	85260
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (480) 477-5808

 (Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01. Regulation FD Disclosure.

DELTA MUTUAL, INC. (OTCB:DLTZ) (the “Company”), announced the today the following update for the Tartagal & Morillo prospects. We have reached an agreement with Ambika SA of Montevideo, Uruguay, our joint venture partner, for the transfer by Ambika SA to the Company of the 9% ownership of the Tartagal and Morillo concession held by Ambika SA. This additional 9% now gives us, through SAHF, our operating subsidiary in Argentina, a total interest of 18% in the concession of Tartagal and Morillo. Ambika SA, which is also a joint venture partner in the Guemes Field that we operate in Salta Province, Argentina, transferred their ownership in the Tartagal & Morillo concession as a result of their inability to complete at this time their commitment to the Guemes joint venture for the Guemes well drilling costs. The transfer of the Ambika SA ownership percentage is effective immediately.

We now maintain our 18% property rights in both Tartagal & Morillo blocks in the “carry-over” mode for the complete investment program.

The transfer was agreed to be made on the basis of compensation for the Ambika SA debt balance, plus 200,000 shares of common stock of the Company and a percentage of proceeds in the event of an unexpected sale in excess over six million dollars.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Delta Mutual, Inc.
Date: March 28, 2011

	By:	/s/ Malcolm W. Sherman
Malcolm W. Sherman
Executive Vice President